EXHIBIT 10.34

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between First Solar, Inc., a Delaware corporation having its principal office at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 (hereinafter, “Employer”) and Caroline Stockdale (hereinafter, “Employee”), and is effective as of October 7, 2019 (the “Effective Date”) subject to Section 1.1(b) below.

WITNESSETH:

WHEREAS, Employer and Employee wish to enter into this Agreement relating to the employment of Employee by Employer.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, Employer and Employee hereby agree as follows:

ARTICLE I. Employment

1.1    Employment Term; Condition Precedent; At-Will Nature of Employment.

(a)Employment Term. The term of this Agreement (the “Employment Term”) shall commence as of the Effective Date and shall end on the date Employee’s employment with Employer terminates for any reason.

(b)Condition Precedent. The effectiveness of this Agreement shall be subject to Employer obtaining a resolution from the Board of Directors of Employer (“Board”) appointing Employee to the position of Executive Vice President, Human Resources.

(c)At Will Nature of Employment. As of the Effective Date, Employer shall employ Employee as a full-time, at-will employee, and Employee shall accept employment with Employer as a full-time, at-will employee. Employer or Employee may terminate this Agreement at any time and for any reason, with or without cause and with or without notice, subject to the provisions of this Agreement.

1.2    Position and Duties of Employee. Employer hereby employs Employee in the initial capacity of Executive Vice President, Human Resources for Employer and Employee hereby accepts such position. In this position, Employee shall report to Employer’s Chief Executive Officer (the “Supervisor”). Employee agrees to diligently and faithfully perform such duties as may from time to time be assigned to Employee by the Supervisor, consistent with Employee’s position with Employer. Employee recognizes the necessity for established policies, practices and procedures pertaining to Employer’s business operations, and Employer’s right to change, revoke or supplement such policies, practices and procedures at any time, in Employer’s sole discretion. Employee agrees to comply with such policies, practices and procedures, including those contained in any manuals or handbooks, as may be amended from time to time in the sole discretion of Employer. Employee shall be based in Tempe, AZ but shall be required to travel to such locations as shall be required to fulfill the responsibilities of his/her position.

1.3    No Salary or Benefits Continuation Beyond Termination. Except as may be required by applicable law or as otherwise specified in this Agreement or the Change in Control Severance Agreement between Employer and Employee dated as of the date hereof, as may be amended from time to time (the “Change in Control Agreement”), Employer shall not be liable to Employee for any salary or benefits continuation beyond the date of Employee’s cessation of employment with Employer.

1.4    Termination of Employment. Employee’s employment with Employer shall terminate upon the earliest of: (a) Employee’s death; (b) unless waived by Employer, Employee’s “Disability” (which for purposes of this Agreement, shall mean either a physical or mental condition (as determined by a qualified physician mutually agreeable to Employer and Employee) which renders Employee unable, for a period of at least six (6) months, effectively to perform the obligations, duties and responsibilities of Employee’s employment with Employer); (c) the termination of Employee’s employment by Employer for Cause (as hereinafter defined); (d) the termination of Employee’s employment by Employer without Cause and (e) the termination of Employee’s employment by Employee for any reason. As used herein, termination shall be for “Cause” if Employee (i) willfully breaches significant and material duties he/she is required to perform; (ii) commits misconduct damaging to the Employer or its affiliates or subsidiaries, its reputation, products, services, or customers; (iii) commits a material act of fraud, embezzlement, theft, dishonesty, misrepresentation or other act of moral turpitude; (iv) violates any law or regulation; (v) commits unauthorized disclosure of any trade secret or confidential information of the Employer or its affiliates or subsidiaries or breaches the Non-Competition and Non- Solicitation Agreement between Employer and Employee dated as of the date hereof, as may be amended from time to time (the “Non-Competition Agreement”), the Confidentiality and Intellectual Property Agreement between Employer and Employee dated as of the date hereof, as may be amended from time to time (the “Confidentiality Agreement”) or the Change in Control Agreement; (vi) fails to perform under this Agreement or fails to perform other duties owed to the Employer or its affiliates or subsidiaries; (vii) is convicted of a felony or another crime which is materially injurious to the reputation of the Employer or its affiliates or subsidiaries; (viii) is charged with a felony or a misdemeanor involving moral turpitude; (ix) exhibits gross negligence in the course of his/her employment; (x) is ordered removed by a regulatory or other governmental agency pursuant to applicable law; or (xi) willfully fails to obey a material lawful direction from the Board. Upon termination of Employee’s employment with Employer for any reason, Employee will promptly return to Employer all materials in any form acquired by Employee as a result of such employment with Employer, and all property of Employer.

ARTICLE II. Compensation and Benefits

2.1    Base Salary. Employee shall be compensated at an annual base salary of $430,000 (the “Base Salary”) while Employee is employed by Employer under this Agreement, subject to such periodic modifications that Employer may, in its sole discretion, determine to be appropriate. Such Base Salary shall be paid in accordance with Employer’s standard policies and shall be subject to applicable tax withholding requirements.

2.2    Annual Bonus Eligibility. Employee shall be eligible to participate in Employer’s annual bonus program under which Employee’s target bonus shall equal eighty percent (80%) of Employee’s Base Salary with a maximum bonus of up to two hundred percent (200%) of Employee’s target bonus. Bonus payment in respect of the first year of employment shall be pro- rated based on the number of days employed during such year. Payment of any bonus shall be based upon individual and company performance, as determined by Employer’s Chief Executive Officer and/or the compensation committee of the Board (the “Compensation Committee”), as well as any applicable terms of the annual bonus program. The terms of the annual bonus program shall be developed by Employer and communicated to Employee as soon as practicable after the beginning of each year.

2.3    Benefits; Vacation. Employee shall be eligible to receive all benefits as are available to similarly situated employees of Employer generally, and any other benefits that Employer may, in its sole discretion, elect to grant to Employee from time to time. In addition, Employee shall be entitled to four (4) weeks paid vacation per year, which shall be pro-rated for the first partial year of employment and shall accrue in accordance with Employer’s policies applicable to similarly situated employees of Employer.

2.4    Reimbursement of Business Expenses. Employee may incur reasonable expenses in the course of employment hereunder for which Employee shall be eligible for reimbursement or advances in accordance with Employer’s standard policy therefor.

2.5    Equity Grants. Subject to approval by the Compensation Committee, Employee shall be eligible for future equity grants and other long-term incentives.

ARTICLE III. Impact of Termination of Employment on Certain Compensation Elements

3.1    Vacation Pay in the Event of a Termination of Employment. In the event of the termination of Employee’s employment with Employer for any reason, Employee shall be entitled to receive, in addition to the Severance Payments described in Section 3.2(a) below, if any, the dollar value of any earned but unused (and unforfeited) vacation. Such dollar value shall be paid to Employee within fifteen (15) days following the date of termination of employment (or such earlier time as may be required by law).

3.2    Treatment in the Event of a Termination Without Cause.

(a)Severance Payments. If Employee’s employment is terminated by Employer without Cause (other than due to death or due to Disability), then, subject to (A) the Change in Control Agreement (which shall apply in lieu of this Agreement in the event employment is terminated without Cause following a Change in Control (as defined in the Change in Control Agreement)), and (B) Employee’s satisfaction of the Release Condition described in Section 3.2(b) below, Employee shall be entitled to continuation of Employee’s Base Salary (as defined in Section 2.1) (such salary continuation, along with the equity acceleration described in Section 3.2(d) below, the “Severance Payments”) for a period of 12 months (which period shall commence on the thirty-sixth (36th) day following the date employment terminates) in accordance with Employer’s regular payroll practices and procedures.

(b)Release Condition. Notwithstanding anything to the contrary herein, unless (A) Employee shall have executed and delivered a general release in favor of Employer and its affiliates (which release shall: (1) be submitted to Employee for his/her review by the date of Employee’s termination of employment (or shortly thereafter), (2) be in substantially in the form of the Separation Agreement and Release attached hereto as Exhibit A and (3) otherwise be satisfactory to Employer) and (B) the Release Effective Date shall have occurred on or before the thirty-sixth (36th) day following the date Employee’s employment terminates, (x) no Severance Payments shall be due or made to Employee hereunder, (y) Employer shall be relieved of all obligations to provide or make available any further benefits to the Employee pursuant to Section 3.2(c) and (z) Employee shall be required to repay Employer, in cash, within five business days after written demand is made therefor by Employer, an amount equal to the value of any benefits received by Employee pursuant to Section 3.2(c). The “Release Effective Date” shall be the date the general release becomes effective and irrevocable.

(c)Medical Insurance. If Employee’s employment is terminated by Employer without Cause (other than due to death or due to Disability), subject to the Change in Control Agreement (which shall apply in lieu of this Agreement in the event employment is terminated without Cause following a Change in Control) and Employee’s satisfaction of the Release Condition described in Section 3.2(b) above, then Employer will provide or pay the cost of continuing the medical coverage provided by Employer to Employee and his/her dependents during Employee’s employment at the same or a comparable coverage level, for a period beginning on the date of termination and ending on the earlier of (i) the date that is twelve (12) months following such termination and (ii) the date that Employee is covered under a medical benefits plan of a subsequent employer. Employee agrees to make a timely COBRA election, to the extent requested by Employer, to facilitate Employer’s provision of continuation coverage. Except as permitted by Section 409A (as defined below), the continued benefits provided to Employee pursuant to this Section 3.2(c) during any calendar year will not affect the continued benefits to be provided to Employee pursuant to this Section 3.2(c) in any other calendar year, and the right to such benefits cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Sec. 1.409A-3(i)(1)(iv) or any successor thereto. In the case of any reimbursement payments, such payments shall be made to the Employee on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred. Notwithstanding anything to the contrary herein, to the extent necessary to satisfy Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 2716 of the Public Health Service Act, including the nondiscrimination rules applicable to non-grandfathered plans under the Patient Protection and Affordable Care Act of 2010, as amended, and the related regulations and guidance promulgated thereunder, the Employer will be permitted to alter the manner in which benefits under this Section 3.2(c) are provided to Employee.

(d)Equity Award Vesting. In the event of (A) the termination of Employee’s employment with Employer due to Employee’s death, (B) the termination of Employee’s employment with Employer due to Disability, or (C) the termination of Employee’s employment by Employer without Cause, then, subject to the Change in Control Agreement (which shall apply in lieu of this Agreement in the event employment is terminated without Cause following a Change in Control) and Employee’s satisfaction of the Release Condition described in Section 3.2(b) above, Employee shall on the date of such termination of employment immediately receive an additional twelve (12) months’ vesting credit with respect to the stock options, stock appreciation rights, restricted stock and other equity or equity-based compensation of Employer granted to Employee in the course of his/her employment with Employer (other than any performance units granted after the Effective Date under an executive performance equity plan that by its explicit terms in not subject to this Section 3.2(d), for which any acceleration will be solely as provided in the award agreement evidencing such units). The shares of Employer underlying any restricted stock units that become vested pursuant to this Section 3.2(d) shall be payable on the vesting date. Any of Employee’s stock options and stock appreciation rights that become vested pursuant to this Section 3.2(d) shall be exercisable immediately upon vesting. Employee will have one (1) year and ninety (90) days after termination of employment without Cause, death or Disability to exercise any such vested stock options or other equity compensation; provided that, if during such period Employee is under any trading restriction due to a lockup agreement or closed trading window, then such period shall be tolled during the period of such trading restriction; provided further that in no event shall any stock option or stock appreciation right continue to be exercisable after the original expiration date of such stock option or stock appreciation right. Notwithstanding anything in this Agreement or the Change in Control Agreement to the contrary, in the case of the termination of Employee’s employment with Employer due to Employee’s death or due to Disability following a Change in Control, this Section 3.2(d) shall continue to apply.

3.3    Clawback. All payments made to the Employee pursuant to this Agreement shall be subject to clawback by Employer to the extent required by applicable law or the policies of the Employer as in effect from time to time.

ARTICLE IV. Absence of Restrictions

4.1    Employee hereby represents and warrants to Employer that Employee has full power, authority and legal right to enter into this Agreement and to carry out all obligations and duties hereunder and that the execution, delivery and performance by Employee of this Agreement will not violate or conflict with, or constitute a default under, any agreements or other understandings to which Employee is a party or by which Employee may be bound or affected, including any order, judgment or decree of any court or governmental agency. Employee further represents and warrants to Employer that Employee is free to accept employment with Employer as contemplated herein and that Employee has no prior or other obligations or commitments of any kind to any person, firm, partnership, association, corporation, entity or business organization that would in any way hinder or interfere with Employee’s acceptance of, or the full performance of, Employee’s duties hereunder.

ARTICLE V. Miscellaneous

5.1    Withholding. Any payments made under this Agreement shall be subject to applicable federal, state and local tax reporting and withholding requirements.

5.2    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona without reference to the principles of conflicts of laws. Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Phoenix, Arizona. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys’ fees. The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party’s agreements in this Section 5.2 are made in consideration of the other party’s agreements in this Section 5.2, as well as in other portions of this Agreement.

5.3    No Waiver. The failure of Employer or Employee to insist in any one or more instances upon performance of any terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such terms, covenants or conditions.

5.4    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, delivered by facsimile transmission or by courier or mailed, registered or certified mail, postage prepaid as follows:

If to Employer:    First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281
Attention: Corporate Secretary

If to Employee:    To Employee’s then current address on file with Employer

Or at such other address or addresses as any such party may have furnished to the other party in writing in a manner provided in this Section 5.4.

5.5    Assignability and Binding Effect. This Agreement is for personal services and is therefore not assignable by Employee. This Agreement may be assigned by Employer to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, heirs, executors and legal representatives. If there shall be a successor to Employer or Employer shall assign this Agreement, then as used in this Agreement, (a) the term “Employer” shall mean Employer as hereinbefore defined and any successor or any permitted assignee, as applicable, to which this Agreement is assigned and (b) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any successor or any permitted assignee, as applicable, to which this Agreement is assigned.

5.6    Entire Agreement. This Agreement, the Change in Control Agreement, the Non- Competition Agreement and the Confidentiality Agreement set forth the entire agreement between Employer and Employee regarding the terms of Employee’s employment and supersede all prior agreements between Employer and Employee covering the terms of Employee’s employment. This Agreement may not be amended or modified except in a written instrument signed by Employer and Employee identifying this Agreement and stating the intention to amend or modify it.

5.7    Severability. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement are for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language, including reducing any time or geographic area, so as to render them valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law. Employer and Employee agree that the invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of this Agreement.

5.8    Construction. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

5.9    Survival. The rights and obligations of the parties under the provisions of this Agreement, including Article III, this Article V and Article VI, shall survive and remain binding and enforceable, notwithstanding the termination of Employee’s employment for any reason, to the extent necessary to preserve the intended benefits of such provisions.

ARTICLE VI. Section 409A

6.1    In General. It is intended that the provisions of this Agreement comply with Section 409A of the Code, as amended, and the regulations thereunder as in effect from time to time (collectively, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In addition, references in this Agreement to a termination of employment shall mean a termination that constitutes a separation of service within the meaning of Section 409A.

6.2    No Alienation, Set-offs, Etc. Neither Employee nor any creditor or beneficiary of Employee shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Employer or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Employer Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of Employee under any Employer Plan may not be reduced by, or offset against, any amount owing by Employee to Employer or any of its affiliates.

6.3    Possible Six-Month Delay. If, at the time of Employee’s separation from service (within the meaning of Section 409A), (a) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Employer from time to time) and (b) Employer shall make a good faith determination that an amount payable under an Employer Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Employer (or an affiliate thereof, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.

6.4    Treatment of Installments. For purposes of Section 409A, each of the installments of continued Base Salary referred to in Section Article III shall be deemed to be a separate payment as permitted under Treas. Reg. Sec. 1.409A-2(b)(2)(iii).

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by one of its duly authorized officers and Employee has individually executed this Agreement, each intending to be legally bound, as of the date first above written.

EMPLOYEE:

/s/ Caroline Stockdale
Caroline Stockdale

EMPLOYER:
First Solar, Inc.

By: /s/ Mark Widmar

Name printed: Mark Widmar

Title: CEO

Exhibit A

SEPARATION AGREEMENT AND RELEASE

I.Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release and forever discharge First Solar, Inc., a Delaware corporation, and its present and former officers, directors, executives, agents, employees, affiliated companies, subsidiaries, successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with First Solar, Inc., its subsidiaries, predecessors or affiliated entities (collectively, the “Company”), or the termination thereof, including, but not limited to, under (a) that certain Employment Agreement to which the undersigned is a party and pursuant to which this Separation Agreement and Release is being executed and delivered, other than as expressly provided in this Separation Agreement and Release, and any other agreement or arrangement with the Company, whether written or oral, to which the undersigned is a party and (b) any Federal, state or local statute, rule, or regulation, or principle of common, tort, contract or constitutional law, including but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Equal Pay Act of 1963, as amended 29 U.S.C. §602(d), the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. §§ 2000ff; the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Sarbanes-Oxley Act of 2002, as amended, and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company (i) from its obligations to provide the undersigned with certain payments and benefits in connection with the undersigned’s termination of employment under Section 1.4 of that certain Employment Agreement to which the undersigned is a party and pursuant to which this Separation Agreement and Release is being executed and delivered, (ii) from any claims by the undersigned arising out of any director and officer indemnification or insurance obligations in favor of the undersigned, (iii) from any director and officer indemnification obligations under the Company’s by-laws, and (iv) from any claim for benefits under the First Solar, Inc. 401(k) Plan. The undersigned understands that, as a result of executing this Separation Agreement and Release, he/she will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his/her rights in connection with his/her employment or otherwise.

The undersigned affirms that he/she has not filed or caused to be filed, and presently is not a party to, any Claim, complaint or action against any Released Party in any forum or form and that he/she knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, or class of persons. The undersigned further affirms that he/she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him/her from the Company, except as specifically provided in this Separation Agreement and Release. The undersigned furthermore affirms that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned will request such agency or court to withdraw the matter.

[The undersigned furthermore affirms that if the undersigned was employed by the Company at any time in California, or if the undersigned resided in California at any time while employed by the Company, the undersigned waives all rights under California Civil Code Section 1542 (or any similar law, provision or statute of any other jurisdiction or authority), which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have mutually affected his or her settlement with the debtor.]

The undersigned further declares and represents that he/she has carefully read and fully understands the terms of this Separation Agreement and Release and that he/she has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he/she may take up to and including 21 days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he/she may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his/her own free act.

II.Protected Rights. The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his/her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his/her behalf. Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief. Notwithstanding anything in this Separation Agreement and Release to the contrary, this Separation Agreement and Release is not intended to, and shall be interpreted in a manner that does not, limit or restrict the undersigned from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934) or receiving an award for information provided to any governmental agency under any legally protected whistleblower rights.

III.Equitable Remedies. The undersigned acknowledges that a violation by the undersigned of any of the covenants contained in this Separation Agreement and Release would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the undersigned agrees that, notwithstanding any provision of this Separation Agreement and Release to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Separation Agreement and Release in addition to any other legal or equitable remedies it may have.

IV.Return of Property. The undersigned shall return to the Company on or before DATE, all property of the Company in the undersigned’s possession or subject to the undersigned’s control, including without limitation any laptop computers, keys, credit cards, cellular telephones and files. The undersigned represents that he/she has not, and shall not, alter any of the Company’s records or computer files in any way after DATE.

V.Severability. If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.

VI.GOVERNING LAW. THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF ARIZONA, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS SEPARATION AGREEMENT AND RELEASE IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Effective on the eighth calendar day following the date set forth below.

FIRST SOLAR, INC.                    EMPLOYEE

SAMPLE                        SAMPLE

Date:     SAMPLE

CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement"), dated as of October 7, 2019, between First Solar, Inc., a Delaware corporation (the "Company"), and Caroline Stockdale (the "Executive").

RECITALS:

WHEREAS the Executive is a skilled and dedicated employee of the Company who has important management responsibilities and talents that benefit the Company;

WHEREAS the Board of Directors of the Company (the "Board") considers it essential to the best interests of the Company and its stockholders to assure that the Company and its Subsidiaries (as defined below) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as define d below); and

WHEREAS the Board believes that it is imperative to diminish the distraction of the Executive inherently present by the uncertainties and risks created by the circumstances surrounding a Change in Control, and to ensure the Executive's full attention to the Company and its Subsidiaries during any such period of uncertainty.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)"Accrued Rights" shall have the meaning set forth in Section 4(a)(iv).

(b)"Affiliate(s)" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(c)"Annual Base Salary" means the greater of the Executive's annual rate of base salary in effect (i) immediately prior to the Change in Control Date and (ii) immediately prior to the Termination Date.
(d)"Annual Bonus" means the target annual cash bonus the Executive is eligible to earn (assuming one hundred percent {100%) fulfillment of all elements of the formula under which such bonus would have been calculated) for the year in which the Termination Date occurs.

(e)"Bonus Amount" means, as of the Termination Date, the greater of (i) the Annual Bonus and (ii) the average of the annual cash bonuses payable to the Executive in respect of the three (3) calendar years immediately preceding the calendar year that includes the Termination Date or, if the Executive has not been employed for three (3) full calendar years preceding the calendar year that includes the Termination Date, the average of the annual cash bonuses payable to the Executive for the number of full calendar years prior to the Termination Date that Executive has been employed.

(f)"Cause" means that Employee (i) willfully breaches significant and material duties he/she is required to perform; (ii) commits misconduct damaging to the Employer or its Affiliates or subsidiaries, its reputation, products, services, or customers; (iii) commits a material act of fraud, embezzlement, theft, dishonesty, misrepresentation or other act of moral turpitude; (iv) violates any law or regulation; (v) commits unauthorized disclosure of any trade secret or confidential information of the Employer or its Affiliates or subsidiaries or breaches the Non Competition and Non-Solicitation Agreement between Employer and Employee dated as of the date hereof, as may be amended from time to time (the "Non-Competition Agreement"), the Confidentiality and Intellectual Property Agreement between Employer and Employee dated as of the date hereof, as may be amended from time to time (the "Confidentiality Agreement") or the Change in Control Agreement; (vi) fails to perform under this Agreement or fails to perform other duties owed to the Employer or its Affiliates or subsidiaries; (vii) is convicted of a felony or another crime which is materially injurious to the reputation of the Employer or its Affiliates or subsidiaries; (viii) is charged with a felony or a misdemeanor involving moral turpitude; exhibit s gross negligence in the course of his/her employment; (x) is ordered removed by a regulatory or other governmental agency pursuant to applicable law; or (xi) willfully fails to obey a material lawful direction from the Board.

(g)"Change in Control" has the meaning set forth in the First Solar, Inc. 2015 Omnibus Incentive Compensation Plan or its successor, provided that such event is a change in ownership or effective control of a corporation or a change in ownership of a substantial portion of the assets of a corporation, in each case, pursuant to Treasury Regulations Section 1.409A- 3(i)(S).occurs.

(h)"Change in Control Date" means the date on which a Change in Control

(i)"COBRA" shall have the meaning set forth in Section 4(a)(iii).

(j)"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder as in effect from time to time.

(k)"Disability" shall have the meaning set forth in the Employment Agreement.

(l)"Effective Date" shall have the meaning set forth in Section 2.

(m)"Employment Agreement" shall have the meaning set forth in Section 15.

(n)"Executive Tax Year" shall have the meaning set forth in Section 4(a)(iii).

(o)"Good Reason" means, without the Executive's express written consent, the occurrence of any one or more of the following:

(I)any material reduction in the authority, duties or responsibilities held by the Executive immediately prior to the Change in Control Date;

(II)any material reduction in the annual base salary or annual incentive opportunity of the Executive as in effect immediately prior to the Change in Control Date;

(III)any change of the Executive's principal place of employment to a location more than fifty (SO) miles from the Executive's principal place of employment immediately prior to the Change in Control Date;

(IV)any failure of the Company to pay the Executive any compensation when due;

(V)delivery by the Company or any Subsidiary of a written notice to the Executive of the intent to terminate the Executive's employment for any reason, other than Cause, death or Disability, in each case in accordance with this Agreement, regardless of whether such termination is intended to become effective during or after the Protection Period; or

(VI)any failure by the Company to comply with and satisfy the requirements of Section 9(c).

The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. A termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relied, provided that such notice must be delivered to the Company no later than ninety (90) days after the occurrence of the event or events constituting Good Reason and the Company must be provided with at least thirty (30) days following the delivery of such Notice of Termination for Good Reason to cure such event or events. If such event or events are cured during such period, then the Executive will not be permitted to terminate employment for Good Reason as the result of such event or events. If the Company does not cure such event or events in such period, the termination of employment by the Executive for Good Reason shall be effective on the thirtieth{30th) day following the date when the Notice of Termination for Good Reason is given, unless the Company elects to treat such termination as effective as of an earlier date; provided, however, that so long as an event that constitutes Good Reason occurs during the Protection Period and the Executive delivers the Notice of Termination for Good Reason within ninety (90) days foll owing the occurrence of such event, the Company is provided with at least thirty (30) days following the delivery of such Notice of Termination for Good Reason to cure such event, and the Executive terminates his/her employment as of the thirtieth (30th) day following the date when the Notice of Termination for Good Reason is given (or as of an earlier date chosen by the Company), then for purposes of the payments, benefits and other entitlements set forth herein, the termination of the Executive's employment pursuant thereto shall be deemed to occur during the Protection Period.

(p)"Notice of Termination for Good Reason" shall have the meaning set forth in Section l(r).

(q)" Person" shall have the meaning as used in Section 13(d) of the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder as in effect from time to time.

(r)"Protection Period" means the period commencing on the Change in Control Date and ending on the second anniversary thereof.

(s)"Qualifying Termination" means any termination of the Executive's employment (i) by the Company, other than for Cause, death or Disability, that is effective during the Protection Period or (ii) by the Executive for Good Reason during the Protection Period; provided that such termination constitutes a separation from service within the meaning of Section 409A.

(t)"Release" shall have the meaning set forth in Section 4(a)(vi).

(u)"Release Effective Date" means the date the Release becomes effective and irrevocable.

(v)"Subsidiary" means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of stock.

(w)"Successor'' shall have the meaning set forth in Section 9(c).

(x)''Termination Date" means the date on which the termination of the Executive' s employment, in accordance with the terms of this Agreement, is effective.

SECTION 2. Effectiveness and Term. This Agreement shall become effective as of the date hereof (the "Effective Date") and shall remain in effect until the third (3rd) anniversary of the Effective Date, except that, beginning on the second anniversary of the Effective Date and on each anniversary thereafter, the term of this Agreement shall be automatically extended for an additional one-year period, unless the Company or the Executive provides the other party with sixty (60) days' prior written notice before the applicable anniversary that the term of this Agreement shall not be so extended. Notwithstanding the foregoing, in the event of a Change in Control during the term of this Agreement (whether the original term or the term as extended), this Agreement shall not thereafter terminate, and the term hereof shall be extended, until the Company and its Subsidiaries have performed all their obligations hereunder with no future performance being possible; provided, however, that this Agreement shall only be effective with respect to the first Change in Control that occurs during the term of this Agreement.

SECTION 3. Impact of a Change in Control on Equity Compensation Awards. In the event of a Qualifying Termination, notwithstanding any provision to the contrary (other than any such provision that expressly provides that this Section 3 of this Agreement does not apply (which provision shall be given full force and effect)) in any of the Company's equity-based, equity related or other long-term incentive compensation plans, practices, policies and programs (including the Company's 2015 Omnibus Incentive Compensation Plan) or any award agreements thereunder and subject to the occurrence of the Release Effective Date, (a) all outstanding stock options, stock appreciation rights and similar rights and awards then held by the Executive that are unexercisable or otherwise unvested shall automatically become fully vested and immediately exercisable, as the case may be, (b) unless otherwise specified in the Grant Agreement, all outstanding equity-based, equity-related and other long-term incentive awards then held by the Executive that are subject to performance-based vesting criteria shall automatically become fully vested and earned at a deemed performance level equal to the greater of (i) the projected actual performance through the date of the Qualifying Termination (as determined by the Compensation Committee in its sole discretion) and (ii) target performance level with respect to such awards and (c) all other outstanding equity-based, equity-related and long-term incentive awards, to the extent not covered by the foregoing clause (a) or (b), then held by the Executive that are unvested or subject to restrictions or forfeiture shall automatically become fully vested and all restrictions and forfeiture provisions related thereto shall lapse. For the avoidance of doubt, this Section 3 shall not apply to performance units granted after the Effective Date under an executive performance equity plan that byits explicit terms in not subject to this Section 3, for which any acceleration will be solely in accordance with the award agreements evidencing such units.

SECTION 4. Termination of Employment.

(a)Qualifying Termination. In the event of a Qualifying Termination, the Executive shall be entitled, subject to Section 4(a)(vi), to the following payments and benefits:

i.Severance Pay. The Company shall pay the Executive, in a lump sum cash payment on the thirty-sixth (36th) day following the Termination Date, subject to the occurrence of the Release Effective Date, an amount equal to two (2) times the sum of (A) the Executive's Annual Base Salary (which, as defined, is determined without regard to any reduction giving rise to Good Reason) and (B) the Bonus Amount; provided, however, that such amount . shall be paid in lieu of, and the Executive hereby waives the right to receive, any other cash severance payment the Executive is otherwise eligible to receive upon termination of employment under any severance plan, practice, policy or program of the Company or any Subsidiary or under any agreement between the Company and the Executive (the "Waived Agreements"). If the Company concludes that a payment or benefit due pursuant to the Waived Agreements is subject to Section 409A of the Code (rather than fitting within an exception to Section 409A), the Executive may not elect to receive a payment under this Agreement in lieu of such payment or benefit from the Waived Agreements. In such instance, any payment under this Agreement that is not subject to Section 409A shall be reduced to an amount equal to the amount received pursuant to the Waived Agreements.

ii.Prorated Annual Bonus. The Company shall pay the Executive, in a lump-sum cash payment on the thirty-sixth (36th) day following the Termination Date, sub j ect to the occurrence of the Release Effective Date, an amount equal to the product of (A) the Executive's Annual Bonus and (B) a fraction, the numerator of which is the number of days in the Company's fiscal year containing the Termination Date that the Executive was employed by the Company or any Affiliate, and the denominator of which is three hundred sixty-five (365).

iii.Continued Health Benefits. The Company shall, at its option and subject to Section 4(a)(vi), either (A) continue to provide medical and dental benefits to the Executive and the Executive's spouse and dependents at least equal to the benefits provided by the Company and its Subsidiaries generally to other active peer executives of the Company and its Subsidiaries, or (B) pay Executive the cost of obtaining equivalent coverage, in the case of each of clauses (A) and (B), for a period of time commencing on the Termination Date and ending on the date that is eighteen (18) months after the Termination Date; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or dental benefits under another employer-provided plan, the medical and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Any provision of benefits pursuant to this Section 4(a)(iii) in one tax year of the Executive (the "Executive Tax Year") shall not affect the amount of such benefits to be provided in any other Executive Tax Year. The right to such benefits shall not be subject to liquidation or exchange for any other benefit. Executive agrees to make (and to cause his/her dependents to make) a timely election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") to the extent requested by Employer, to facilitate Employer's provision of continuation coverage. Notwithstanding anything to the contrary herein, to the extent necessary to satisfy Section l0S(h) of the Code and Section 2716 of the Public Health Service Act, including the nondiscrimination rules applicable to non grandfathered plans under the Patient Protection and Affordable Care Act of 2010, as amended, and the related regulations and guidance promulgated thereunder, the Company will be permitted to alter the manner in which benefits under this Section 4(a)(iii) are provided to Executive.

iv.Accrued Rights. The Executive shall be entitled to (A) payments of any unpaid salary, bonuses or other amounts earned or accrued through the Termination Date and reimbursement of any unreimbursed business expenses incurred through the Termination Date, (B) any payments explicitly set forth in any other benefit plans, practices, policies and programs in which the Executive participates, and (C) any payments the Company is or becomes obligated to make pursuant to Sections 6 and 11 (the rights to such payments, the "Accrued Rights"). The Accrued Rights payable pursuant to Section 4(a)(iv)(A) and Section 4(a)(iv)(B) shall be payable on their respective otherwise scheduled payment dates, provided that any amounts payable in respect of accrued but unused vacation shall be paid in a lump sum within 15 days following the Termination Date. The Accrued Rights payable pursuant to Section 4(a)(iv)(C) shall be payable at the times set forth in the applicable Section hereof.

v.Outplacement. Subject to Section 4(a)(vi), the Company shall reimburse the Executive for individual outplacement services to be provided by a firm of the Executive's choice or, at the Executive's election, provide the Executive with the use of office space, office supplies, and secretarial assistance satisfactory to the Executive. The aggregate expenditures of the Company pursuant to this paragraph shall not exceed Twenty Thousand Dollars ($20,000). Notwithstanding anything to the contrary in this Agreement, the outplacement benefits under this Section 4(a)(v) shall be provided to the Executive for no longer than the one-year period following the Termination Date, and the amount of any outplacement benefits or office space, office supplies and secretarial assistance provided to the Executive in any Executive Tax Year shall not affect the amount of any such outplacement benefits or office space, office supplies and secretarial assistance provided to the Executive in any other Executive Tax Year.

vi.Release of Claims. Notwithstanding any prov1s1on of this Agreement to the contrary, unless on or prior to the thirty-sixth (36th) day following the Termination Date, the Executive has executed and delivered a Separation Agreement and Release (the "Release") substantially in the form of Exhibit A to the employment agreement between the Executive and the Company and the Release Effective Date shall have occurred, (A) no payments shall be paid or made available to the Executive under Section 3, 4(a)(i) or 4{a)(ii) (B) the Company shall be relieved of all obligations to provide or make available any further benefits to the Executive pursuant to Section 4(a)(iii) and 4(a)(v) and (C) the Executive shall be required to repay the Company, in cash, within five business days after written demand is made therefor by the Company, an amount equal to the value of any benefits received by the Executive pursuant to Section 4(a)(iii) and 4(a)(v) prior to such date.

vii.Clawback. All payments made to the Executive pursuant to this Agreement shall be subject to clawback by Employer to the extent required by applicable law or the policies of the Company as in effect from time to time.

viii.Section 280G; Best Net. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) {all such payments collectively referred to herein as the "280G Payments") constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 4.9(a)(viii), be subject to the excise tax im posed under Section 4999 of the Code (the "Excise Tax"), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit: to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 4(a)(viii) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A. All calculations and determinations under this Section 4(a}(viii) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel") whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4(a)(viii), the Tax Counsel may rely on reasonable, good fai th assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 4(a)(viii). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

(b)Termination on Account of Death or Disability; Non-Qualifying Termination. In the event of any termination of Executive's employment other than a Qualifying Termination, the Executive shall not be entitled to any additional payments or benefits from the Company under this Agreement, other than payments or benefits with respect to the Accrued Rights.

SECTION 5. Section 409A.

(a)It is intended that the provisions of this Agreement comply with Section 409A of the Code, as amended, and the regulations thereunder as in effect from time to time (collectively, "Section 409A"), and all provisions of this Agreement shall be construed and interpreted either to (i) exempt any compensation from the application of Section 409A, or (ii) comply with the requirements for avoiding taxes or penalties under Section 409A.

(b)Neither the Executive nor any creditor or beneficiary of the Executive shall have the right to subject any deferred compensation (within the meaning of Section 409A} payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its Affiliates (this Agreement and such other plans, policies, arrangements and agreements, the "Company Plans"} to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of the Executive under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its Affiliates.

(c)If, at the time of the Executive's separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A, then the Company (or an Affiliate thereof, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, onthe first day of the seventh month following such separation from service. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of the Executive's employment shall only be paid or provided to the Executive upon the Executive's separation from service (within the meaning of Section 409A).

SECTION 6. No Mitigation or Offset; Enforcement of this Agreement.

(a)The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.

(b)The Company shall reimburse, upon the Executive's demand, any and all reasonable legal fees and expenses that the Executive may incur in good faith prior to the second anniversary of the expiration of the term of this Agreement as a result of any contest, dispute or proceeding (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof and including all stages of any contest, dispute or proceeding) by the Company, the Executive or any other Person with respect to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment owed pursuant to this Agreement). Notwithstanding anything to the contrary in this Agreement, (i) any reimbursement for any fees and expenses under this Section 6 shall be made promptly and no later than the end of the Executive Tax Year following the Executive Tax Year in which the fees or expenses are incurred, {ii) the amount of fees and expenses eligible for reimbursement under this Section 6 during any Executive Tax Vear shall not affect the fees and expenses eligible for reimbursement in another Executive Tax Year, and (iii) no right to reimbursement under this Section 6 shall be subject to liquidation or exchange for any other payment or benefit.

SECTION 7. Non-Exclusivity of Rights. Except as specifically provide d in Section 4(a)(i), nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, practice, policy or program provided by the Company or a Subsidiary for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect any rights the Executive may have under any contract or agreement with the Company or a Subsidiary. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or a Subsidiary shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

SECTION 8. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

SECTION 9. Assignment.

(a)This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b)Notwithstanding the foregoing Section 9(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, should there be no such designee, to the Executive's estate.

(c)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a "Successor") to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. If there shall be a Successor, (i) the term " Com pan y" shall mean the Company as herein before defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term "Board" shall mean the Board as herein before defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.

SECTION 10. Dispute Resolution.

(a)Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submit to the exclusive jurisdiction of the United States District Court of Arizona (or, if subject matter jurisdiction in that court is not available, in any state court located within the city of Phoenix, Arizona} over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section l0(a}; provided, however, that nothing herein shall preclude the Company or the Executive from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 10 or enforcing any judgment obtained by the Company or the Executive.

(b)The agreement of the parties to the forum described in Section l0(a} is independent of the law that may be applied in any suit, action or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section l0(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section l0(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party's address specified in Section 17.

(d)Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or proceeding, seek to enforce the foregoing waiver and (ii} acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section l0(d}.

SECTION 11. Default in Payment. Any payment not made within ten (10) business days after it is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at the prime rate in effect from time to time at Citibank, N.A., or any successor thereto. Such interest shall be payable at the same time as the corresponding payment is payable.

SECTION 12. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF ARIZONA, AND THE VALIDITY, INTERPRETATION,CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

SECTION 13. Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Except as provided in Section l(r), no failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

SECTION 14. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 15. Entire Agreement. This Agreement, along with the employment agreement (the "Employment Agreement"), the Non-Competition Agreement (as defined in the Employment Agreement) and the Confidentiality Agreement (as defined in the Employment Agreement), in each case, entered into with the Company as of the date hereof, as may be amended from time to time, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

SECTION 16. Survival. The right s and obligations of the parties under the provisions of this Agreement, including Sections 6, 10, 11 and 12, shall survive and remain binding and enforceable, notwithstanding the expiration of the Protection Period or the term of this Agreement, the termination of the Executive's employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive's employment, to the extent necessary to preserve the intended benefits of such provisions.

SECTION 17. Notices. All notices or other communications required or permitted by this Agreement will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:    First Solar, Inc.
350 West Washington Street Suite 600
Tempe, AZ 85281
Attention: Corporate Secretary

If to the Executive:    To the Executive's then current address on file with the Company or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 18. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

SECTION 19. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile}, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 20. Interpretation. For purposes of this Agreement, the words "include" and "including", and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words "without limitation". The term "or'' is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if" .

SECTION 21. Time of the Essence. The parties hereto acknowledge and agree that time is of the essence in the performance of the obligations of this Agreement and that the parties shall strictly adhere to any timelines herein.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

By: /s/ Mark Widmar
Its:

Signed: /s/ Caroline Stockdale
Employee
Printed Name: Caroline Stockdale

9/23/2019
Date

First Solar, Inc.
Confidentiality and Intellectual Property Agreement

Employee:        Caroline Stockdale

Place of Signing:        Tempe, Arizona

In consideration of my at-will employment with First Solar, Inc. or one of its subsidiary companies (collectively, the “Company”), for the compensation and benefits provided to me, and for the Company’s agreement to provide me with access to experience, knowledge, and Confidential Information (as defined below) in the course of such employment relating to the methods, plans, and operations of the Company and its suppliers, clients, and customers I enter into the following Confidentiality and Intellectual Property Agreement (the “Agreement”) and agree as follows:

1.    The Agreement shall be effective as of October 7, 2019, provided that, the Company shall have obtained a resolution from the Board of Directors of the Company appointing me as Executive Vice President, Human Resources.

2.    Unless otherwise agreed to in writing by the parties, nothing herein shall be deemed to constitute a transfer, sale or conveyance of First Perform’s (consulting company owned by signatory) Intellectual Property that existed prior to this Agreement. Such materials may be used to enhance the performance of First Solar but this will not constitute a transfer of such intellectual property.

3.    I will promptly and fully disclose to the Company all developments, inventions, ideas, methods, discoveries, designs, and innovations (collectively referred to herein as “Developments”), whether patentable or not, relating wholly or in part to my work for the Company or resulting wholly or in part from my use of the Company’s materials or facilities, which I may make or conceive, whether or not during working hours, whether or not using the Company’s materials, whether or not on the Company facilities, alone or with others, at any time during my employment or within ninety (90) days after termination thereof, and I agree that all such Developments shall be the exclusive property of the Company, and that I shall have no proprietary, moral or shop rights in connection therewith.

4.    I will assign, and do hereby assign, to the Company or the Company’s designee, my entire right, title and interest in and to all such Developments including all trademarks, copyrights, moral rights and mask work rights in or relating to such Developments, and any patent applications filed and patents granted thereon including those in foreign countries; and I agree, both during my employment by the Company and thereafter, to execute any patent or other papers deemed necessary or appropriate by the Company for filing with the United States or any other country covering such Developments as well as any papers that the Company may consider necessary or helpful in obtaining or maintaining such patents during the prosecution of patent applications thereon or during the conduct of any interference, litigation, or any other matter in connection therewith, and to transfer to the Company any such patents that may be issued in my name. If, for some reason, I am unable to execute such patent or other papers, I hereby irrevocably designate and appoint the Company and its designees and their duly authorized officers and agents, as the case may be, as my agent and attorney in fact to act for and in my behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing. I agree to cooperate with and assist the Company as requested by the Company to provide documentation reflecting the Company’s sole and complete ownership of the Developments. All expenses incident to the filing of such applications, the prosecution thereof and the conduct of any such interference, litigation, or other matter will be borne by the Company. This Section 4 shall survive the termination of this Agreement.

5.    Subject to Section 5 below, I will not, either during my employment with the Company or at any time thereafter, improperly use, disclose or authorize, or assist anyone else to disclose or use or make known for anyone’s benefit, any information, knowledge or data of the Company or any supplier, client, or customer of the Company in any way acquired by me during or as a result of my employment with the Company, whether before or after the date of this Agreement (hereinafter the “Confidential Information”), publicly or outside the Company, its subsidiaries, agents, employees, officers and directors. Such Confidential Information shall include the following:

(a)    Information of a business nature including financial information and information about sales, marketing, purchasing, prices, costs, suppliers and customers;

(b)    Information pertaining to future developments including research and development, new product ideas and developments, strategic plans, and future marketing and merchandising plans and ideas;

(c)    Information and material that relate to the Company’s manufacturing methods, machines, articles of manufacture, compositions, inventions, engineering services, technological developments, “know-how”, purchasing, accounting, merchandising and licensing;

(d)    Trade secrets of the Company, including information and material with respect to the design, construction, capacity or method of operation of the Company’s equipment or products and information regarding the Company’s customers and sales or marketing efforts and strategies;

(e)    Software in various stages of development (source code, object code, documentation, diagrams, flow charts), designs, drawings, specifications, models, data and customer information; and

(f)    Any information of the type described above that the Company obtained from another party and that the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.

6.    It is understood and agreed that the term “Confidential Information” shall not include information that is generally available to the public, other than through any act or omission on my part in breach of this Agreement.

7.    I acknowledge that: (a) such Confidential Information derives its value to the Company from the fact that it is maintained as confidential and secret and is not readily available to the general public or the Company’s competitors; (b) the Company undertakes great effort and sufficient measures to maintain the confidentiality and secrecy of such information; and (c) such Confidential Information is protected and covered by this Agreement regardless of whether or not such Confidential Information is a “trade secret” under applicable law. I further acknowledge and agree that the obligations and restrictions herein are reasonable and necessary to protect the Company’s legitimate business interests, and that this Agreement does not impose an unreasonable or undue burden on me and will not prevent me from earning a livelihood subsequent to the termination of my employment with the Company. I agree to comply with each of the restrictive covenants contained in this Agreement in accordance with its terms, and will not, and I hereby agree to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the restrictive covenants contained in this Agreement.

8.    I will deliver to the Company promptly upon request, and, in any event, on the date of termination of my employment, all documents, copies thereof and other materials in my possession, including any notes or memoranda prepared by me, pertaining to the business of the Company, whether or not including any Confidential Information, and thereafter will promptly deliver to the Company any documents and copies thereof pertaining to the business of the Company that come into my possession.

9.    I represent that I have no agreements with or obligations to others with respect to any innovations, developments, or information that could conflict with any of the foregoing.

10.    If this Agreement is subject to any applicable local laws, and to the extent of inconsistency with such applicable laws, this Agreement will be construed, to the extent possible, in a manner that is consistent with such applicable laws. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any of the other provisions of this Agreement. Any invalid or unenforceable provision or portion thereof shall be deemed severable to the extent of any such invalidity or unenforceability. The restrictions contained in this Agreement are reasonable for the purpose of preserving for the Company and its affiliates the proprietary rights, intangible business value and Confidential Information of the Company and its affiliates. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement is for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language so as to render it valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law. Pursuant to the Defend Trade Secrets Act of 2016 (18 USC Chapter 90, as amended 11 May 2016), notice is hereby given that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.    I agree that any breach or threatened breach by me of any of the provisions in this Agreement cannot be remedied solely by the recovery of damages. I expressly agree that upon a threatened breach or violation of any of such provisions, the Company, in addition to all other remedies, shall be entitled as a matter of right, and without posting a bond or other security, to emergency, preliminary, and permanent injunctive relief in any court of competent jurisdiction. Nothing herein, however, shall be construed as prohibiting the Company from pursuing, in concert with an injunction or otherwise, any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

12.    This Agreement is made in consideration of my employment with the Company.

13.    Upon termination of my employment with the Company, I shall, if requested by the Company, reaffirm my recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and reaffirm all of my obligations set forth herein. The provisions, obligations, and restrictions in this Agreement shall survive the termination of my employment, and will be binding on me whether or not the Company requests a re-affirmation.

14.    Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict me from exercising my legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

15.    This Agreement, my Employment Agreement with the Company (the “Employment Agreement”), the Non-Competition Agreement (as defined in the Employment Agreement) and the Change in Control Agreement (as defined in the Employment Agreement) represent the full and complete understanding between me and the Company with respect to the subject matter hereof and supersede all prior representations and understandings, whether oral or written regarding such subject matter. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by both the Company and me. My obligations under this Agreement shall be binding upon my heirs, executors, administrators, or other legal representatives or assigns, and this Agreement shall inure to the benefit of the Company, its successors, and assigns.

16.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona without reference to principles of conflict of laws. Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation, or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Phoenix, Arizona. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys’ fees. The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party’s agreements in this Section 16 are made in consideration of the other party’s agreements in this Section 16, as well as in other portions of this Agreement.

17.    As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

Signed:

/s/ Caroline Stockdale
Employee
Printed Name: Caroline Stockdale

9/24/2019
Date

Agreed to by First Solar, Inc.

By: /s/MarkWidmar

Its:

\

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration of In consideration of Employee's(as defined below) entering into at-will employment with Employer (as defined below) or one of its subsidiary companies, the compensation and benefits provided to Employee including those set forth in the Employment Agreement, Change in Control Severance Agreement and Confid enti ality and Intellectual Property Agreement (the Confidentiality Agreement), in each case, dated as of the date hereof, as may be amended from time to time, and Employer's agreement to provide Employee with access to Employer' s confidential information, intellectual property and trade secrets, access to its customers and other promises made below, Employee enters into the following non-competition an d non  solicitation agreement:

This Non-Competition and Non-Solicitation Agreement ("Agreement") is effective by and between Caroline Stockdale ("Employee") and First Solar, Inc. ("Employer") as of October 7, 2019, provided that Employer has obtained a resolution from the Board of Directors of Employer appointing Employee as Executive Vice President, Human Resources, by such date.

WHEREAS, Employee desires to be employed by Employer and Employer has agreed to employ Employee in the current position of Employee with Employer;

WHEREAS, because of the nature of the Employee's duties, in teh performance of such duties, Employee will have access to and will necessarily utilize sensitive, secret and proprietary data and information, the value of which derives from its secrecy from Employer's competitors, which, like Employer, sells products and services throughout the world;

WHEREAS, Employee and Employer acknowledge and agree that Employee's conduct in the manner prohibited by this Agreement during, or for the period specified in this Agreement following the termination of, Employee's employment with Employer, would jeopardize Employer's Confidential Information (as defined in the Confidentiality Agreement) and the goodwill Employer has developed and generated over a period of years, and would cause Employer to experience unfair competition and immediate, irreparable harm; and

WHEREAS, in consideration of Employer's hiring Employee as Executive Vice President, Human Resources, Employee therefore has agreed to the terms of this Agreement, the Employment Agreement and the Confidentiality Agreement, and specifically to the restrictions contained herein.

Therefore, Employee and Employer hereby agree as follows:

THE FOLLOWING ARE IMPORTANT RESTRICTIONS ON EMPLOYEE IMPOSED BY EMPLOYER AS A CONDITION OF EMPLOYMENT. ONCE EMPLOYEE SIGNS THIS AGREEMENT, IT IS BINDING ON EMPLOYEE. EMPLOYEE'S SIGNATURE ON THIS AGREEMENT SIGNIFIES THAT EMPLOYEE (I) READ THESE RESTRICTIONS CAREFULLY BEFORE SIGNING THIS AGREEMENT, (II) UNDERSTANDS THE AGREEMENT'S TERMS, AND (III) ASSENTS TO ABIDE BY THESE RESTRICTIONS.

1.    Nature and Period of Restriction. At all times during Employee's employment and for a period of twelve (12) months after the termination of employment (for any reason, including discharge or resignation) with Employer (the "Restricted Period"), Employee agrees as follows:

1.1.    Employee agrees not to engage or assist, in any way or In any capacity, anywhere in the Territory (as defined below), either directly or indirectly, (a) in the business of the development, sale, marketing, manufacture or installation that would be in direct competition with of any type of product sold, developed, marketed, manufactured or installed by Employer during Employee's employment with Employer, including photovoltaic modules, or (b) in any other activity in direct competition or that would be in direct competition with the business of Employer as that business exists and is conducted (or with any business planned or seriously considered, of which Employee has knowledge) during Employee's employment with Employer. In addition and in particular, Employee agrees not to sell, market, provide or distribute, or endeavor to sell, market, provide or distribute, in any way, directly or indirectly, on behalf of Employee or any other person or entity, any products or services competitive with those of Employer to any person or entity which is or was an actual or prospective customer of Employer at any time during Employee's employment by Employer . For purposes of this Agreement, Employer acknowledges and agrees that engaging in the electric power business that uses any generation technology other than solar power is not in competition with Employer.

1.2.    "Territory" for purposes of this Agreement means Africa, Asia (including China and India), Australia, Europe, North America, Latin America, South America, the United States of America, Arizona and Maricopa County.

1.3.    Employee agrees not to solicit, recruit, hire, employ, or attempt to hire or employ, or assist any other person or entity in the recruitment or hiring of, any person who is (or was) an employee of Employer, and agrees not to otherwise urge, induce or seek to induce any person to terminate his/her employment with Employer.

1.4.    The parties understand and agree that the restrictions set forth in the paragraphs in this Section 1 also extend to Employee's recommending or directing any such actual or prospective customers to any other competitive concerns, or assisting in any way any competitive concerns in soliciting or providing products or services to such customers, whether or not Employee personally provides any products or services directly to such customers. For purposes of this Agreement, a prospective customer is one that Employer solicited or with which Employer otherwise sought to engage in a business transaction during the time that Employee Is or was employed by Employer.

1.5.    Employee and Employer acknowledge and agree that Employer has expended substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization and that Employer has a legitimate business interest and right in protecting those assets as well as any similar assets that Employer may develop or obtain. Employee and Employer acknowledge that Employer is entitled to protect and preserve the going concern value of Employer and its business and trade secrets to the extent permitted by law. Employee acknowledges and agrees the restrictions imposed upon Employee under this Agreement are reasonable and necessary for the protection of Employer's legitimate interests, including Employer's Confidential Information, intellectual property, trade secrets and goodwill. Employee and Employer acknowledge that Employer is engaged in a highly competitive business, that Employee ls expected to serve a key role with Employer, that Employee will have access to Employer's Confidential In formation, t hat Employer's business and customers and prospective customers are located around the world, and that Employee could compete with Employer from virtually any location in the world. Employ ee acknowledges and agrees that the restrictions set forth In this Agreement do not impose any substantial hardship on Employee and that Employee will reasonably be able to earn a livelihood without violating any provision of this Agreement. Employee acknowledges and agrees that, In addition to Employer's agreement to hire him/her, part of the consideration for the restrictions In this Section 1 consists of Employer's agreement to make severance payments as set forth in the separate Employment Agreement between Employer and Employee.

1.6.    Employee agrees to comply with each of the restrictive covenants contained in this Agreement in accordance with its terms, and Employee shall not, andhereby agrees to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the restrictive covenants contained in this Agreement.

2.    Notice by Employee to Employer. Prior to engaging in any employment or business during the Restricted Period, Employee agrees to provide prior written notice (by certified mail) to Employer in accordance with Section 6, stating the description of the activities or position sought to be undertaken by Employee, and to provide such further information as Employer may reasonably request in connection therewith (including the location where the services would be performed and the present or former customers or employees of Employer anticipated to receive such products or services). To the extent Employer reasonably believes that the proposed engagement violates the restrictive covenants in this Agreement, Employer shall be free to object or not to object, in its unfettered discretion, and the parties agree that any actions taken or not taken by Employer with respect to any other employees or former employees shall have no bearing whatsoever on Employer's decision or on any questions regarding the enforceability of any of these restraints with respect to Employee.

3.    Notice to Subsequent Employer. Prior to accepting employment with any other person or entity during the Restricted Period, Employee shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered promptly to Employer in accordance with Section 6.

4.    Extension of Non-Competition Periof in the Event of Breach. It is agreed that the Restricted Period shall be extended by an amount of time equal to the amount of time during which Employee is in breach of any of the restrictive covenants set forth above

5.    Judicial Reformation to Render Agreement Enforceable. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement are for any reason Invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language, including reducing any time or geographic area, so as to render them valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law. Employer and Employee agree that the invalidity or unenforceabllity of any provision of this Agreement shall not affect the remainder of this Agreement.

6.    Notice. All documents, notices or other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to be duly delivered or given when received.

If to Employer:        First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, AZ 85281
Attention: Corporate Secretary

If to Employee:        To Employee's then current address on file with Employer

7.    Enforcement. Except as expressly stated herein, the covenants contained in this Agreement shall be construed as independent of any other provision or covenants of any other agreement between Employer and Employee, and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, or the actions of Employer with respect to enforcement of similar restrictions as to other employees, shall not constitute a defense to the enforcement by Employer of such covenants. Employee acknowledges and agrees that Employer has invested great time, effort and expense in its business and reputation, that the products and Information of Employer are unique and valuable, and that the services performed by Employee are unique and extraordinary, and Employee agrees that Employer will suffer immediate, Irreparable harm and shall been titled, upon a breach or a threatened breach of this Agreement, to emergency, preliminary, and permanent injunctive relief against such activities, without having to post any bond or other security, and in addition to any other remedies available to Employer at law or equity. Any specific right or remedy set forth in this Agreement, legal, equitable or otherwise, shall not be exclusive but shall be cumulative upon all other rights and remedies allowed or by law, including the recovery of money damages. The failure of Employer to enforce any of the provisions of this Agreement, or the provisions of any agreement with any other Employee, shall not constitute a waiver or limit any of Employer's rights.

8.    At-Will Employment Termination. This Agreement does not alter the at-will nature of Employee's employment by Employer, and Employee's employment may be terminated by either party, with or without notice and with or without cause, at any time. In addition to the foregoing provisions of this Agreement, upon Employee's termination, Employee shall cease all identification of Employee with Employer and/or the business, products or services of Employer, and the use of Employer's name, trademarks, trade name or fictitious name. All provisions, obligations, and restrictions in this Agreement shall survive termination of Employee's employment with Employer.

9.    Choice of Law. Choice of Forum. Unless otherwise required by applicable law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without reference to the principles of conflicts of laws. Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation,or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Phoenix, Arizona. tn any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys' fees. The partieshereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party's agreements in this Section 9 are made in consideration of the other party's agreements in this Section 9, as well as in other portions of this Agreement.

10.    Entire Agreement, Modification and Assignment.

10.1.    This Agreement, the Employment Agreement, the Confidentiality Agreement, and the Change in Control Agreement, comprise the entire agreement relating to the subject matter hereof between the parties and supersede, cancel, and annul any and all prior agreements or understandings between the parties concerning the subject matter of the Agreement.

10.2.    This Agreement may not be modified orally but may only be modified in a writing executed by both Employer and Employee.

10.3.    This Agreement shall inure to the benefit of the Employer, its successors and assigns, and may be assigned by Employer. Employee's rights and obligations under this Agreement may not be assigned by Employee.

11.    Construction. As used in this Agreement, words such as "herein," "hereinafter," "hereby," and "hereunder," and the words of like import refer to this Agreement, unless the context requires otherwise. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation."

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day and year first written above.

EMPLOYER:                        EMPLOYEE:

First Solar, Inc.

By: /s/ Mark Widmar                    /s/ Caroline Stockdale

Its:                             Printed Name: Caroline Stockdale

Printed Name: